EXHIBIT 15

                          Six Flags Makes Announcement

NEW YORK--Dec. 1, 2005--Six Flags, Inc. (NYSE:PKS) announced today that its Board of Directors has unanimously appointed Mr. Daniel M. Snyder as non-executive Chairman of the Board of Directors. Mr. Michael Gellert will continue to serve as Lead Independent Director.

The Company further announced that it is continuing its previously announced sale process, which contemplates the submission of final bids before mid-month.

Mr. Snyder stated: "All directors are committed to continuing the sale process." Mark Shapiro, recently elected to the Board, also threw his support behind the sale process continuing unfettered, "It will all play out one step at a time."

Six Flags, Inc. is the world's largest regional theme park company.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to the unsolicited offer and consent solicitation, and other impacts of the proposed offer on Six Flags' operations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risks of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Business - Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2004, which is available free of charge on Six Flags' website at www.sixflags.com

Contact:
Weil Gotshal & Manges LLP
Raymond O. Gietz, 212-310-8702